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                                    NEON
                               Communications



                                                                  EXHIBIT 10.59


September 17, 2001


Mr. William A. Marshall
99 Sugarcane Lane
North Andover, MA 01845

Dear Bill:

It is our pleasure to extend to you this offer of employment with NEON Communications, Inc. ("NEON or the company"), in the capacity of Chief Financial Officer and Treasurer. The company is enthusiastic about your joining us, and we believe that your background and qualifications will contribute to our future growth.

On behalf of the company, we have set forth below the terms of your employment.

1. You are being employed to serve full-time as Chief Financial Officer and Treasurer. You will report to Stephen E. Courter, Chief Executive Officer.

2. Your responsibilities will include management and development of all financial aspects of the company's business.

3. Your salary will be at an annualized rate of $210,000, payable in accordance with the company's normal payroll practices. You will be paid biweekly. You are recommended for a 35% bonus, paid annually. In the event NEON reinstates the 5% pay cuts, your salary will be adjusted to $225,000.

4. You will be eligible to participate in the medical and dental insurance plans offered by NEON commencing on your first day of employment. You will also be eligible to participate in the company's 401(k) retirement plan, the company's life and disability insurance programs, as well as the other company benefits. Finally, you will have an opportunity to participate in the company's stock option program, according to company policy and based on performance. You will receive an initial grant of 350,000 incentive stock options (three-year vesting) at the closing price on your hire date.

   NEON COMMUNICATIONS, INC.  2200 WEST PARK DRIVE  WESTBOROUGH, MA 01581
    800.891.5080 TEL  508.616.7800 TEL 508.616.7895 FAX www.NEONINC.COM

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Mr. William A. Marshall
Page 2
September 17, 2001


        IN THE EVENT THAT ANY SECURITIES, AS DEFINED BELOW, ARE ISSUED OR OTHERWISE COMMITTED IN CONNECTION WITH THE RESTRUCTURING, SETTLEMENT, MODIFICATION, CONVERSION, PAYMENT OF PRINCIPAL OR INTEREST, OR OTHER CHANGES TO THE COMPANY'S SENIOR NOTES, EXECUTION OF THE CONVERSION OF THE EXELON OR NORTHEAST NOTES, OR ANY CHANGES TO THE OBLIGATIONS TO NORTEL, THEN THE COMPANY WILL GRANT ADDITIONAL INCENTIVE STOCK OPTIONS TO YOU IN AN AMOUNT SUFFICIENT TO PREVENT ANY DILUTION TO YOUR INITIAL PERCENTAGE INTEREST IN THE COMPANY'S FULLY DILUTED SHARES THAT WOULD RESULT FROM SUCH TRANSACTIONS. THE ADDITIONAL OPTIONS WILL BE GRANTED UPON THE EXECUTION OF THE RELATED TRANSACTIONS AND THE EXERCISE PRICE PER SHARE WILL BE EQUAL TO THE AS-CONVERTED PRICE PER SHARE OF THE RELATED SECURITIES. THE VESTING PERIOD AND VESTING START DATE FOR THE ADDITIONAL OPTIONS WILL BE THE SAME AS YOUR INITIAL OPTION GRANT. THEREFORE, A PRO-RATA PORTION OF THE ADDITIONAL OPTIONS GRANTED WILL VEST ON AN ACCELERATED BASIS. FOR PURPOSES OF THIS CLAUSE, SECURITIES SHALL MEAN ANY EVIDENCES OF INDEBTEDNESS, SHARES, WARRANTS, OPTIONS OR OTHER SECURITIES OR INSTRUMENTS CONVERTIBLE INTO OR EXCHANGEABLE FOR THE COMPANY'S COMMON STOCK OR INSTRUMENTS THAT WOULD OTHERWISE AFFECT THE COMPANY'S FULLY DILUTED SHARES.

5. You will be eligible for three weeks paid vacation beginning January 1, 2002, in accordance with the company's vacation policy. For the remainder of 2001, you will be eligible for 80 hours of vacation. You will also be eligible for two days paid time off ("PTO") for the remainder of 2001. In January 2002, you will be eligible for 6 days of PTO.

6. Performance reviews are completed annually. Merit increases are based on performance. You will be reviewed twelve months from your date of hire. For each forthcoming year, the company agrees that in no event shall it offer a compensation package that is less than the salary, bonus, and fringe benefits paid to or earned by you for the immediately preceding year.

7. You will be required to execute a Nondisclosure Agreement as a condition of your employment.

8. The company will provide you with a severance package to cover you in the event that NEON Communications terminates your employment without cause or terminates or modifies your employment for the following reasons:
    (i) constructive dismissal; or (ii) a change in control. Constructive dismissal or change in control are defined as events that result in a demotion of your title, change in responsibilities or relocation of the company by more than 25 miles. Without cause shall mean for any reason other than:

       a. Illegal acts (other than minor traffic violations, misdemeanors, or other acts that do not result in criminal conviction) including convictions for theft or embezzlement.


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Mr. William A. Marshall
Page 3
September 17, 2001


       b. Intentional material violation of published written policies of the company.

       c. Irresponsible, unauthorized acts of a willful nature in the performance of duties that have a substantial financial impact on the company.

    The package will provide you with twelve month's base salary and bonus, in addition to benefit continuation from the time of your involuntary termination. There will be a provision for a review by the board of directors and a reasonable cure period before termination with cause is finalized. In addition, if you are terminated without cause, constructively dismissed or there is a change in control, all of your options will be fully vested.

9. This offer of employment is not to be construed as an agreement to employ you for a stated term, and does not alter the company's policy of employment-at-will, allowing either you or the company to terminate the employment relationship for any reason at any time.


If you wish to accept this offer of employment set forth herein, please so indicate by signing this letter in the space provided and returning it to the Company. This offer will expire within seven days from the date of this letter.


                                       Sincerely,



/s/ Jan Maley                          /s/ Stephen E. Courter
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Jan Maley                              Stephen E. Courter
Director, Human Resources              Chief Executive Officer



Accepted:


/s/ William A. Marshall
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William A. Marshall



Date:    9-18-2001
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